UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
Calavo Growers, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2010
TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Calavo Growers, Inc., a California corporation (the “Company”), will be held on April 21, 2010 at 1:00 p.m. Pacific Time at 15765 W. Telegraph Road, Santa Paula, California, 93060 for the following purposes:
(1)	To elect thirteen directors, each for a term of one year;

(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2010;

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
The close of business on March 5, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1141-A Cummings Road, Santa Paula, California.
Accompanying this Notice is a proxy. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted. To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 16, 2010.
All shareholders are cordially invited to attend the Annual Meeting.
By order of the Board of Directors,
Lecil E. Cole
Chairman of the Board of Directors,
Chief Executive Officer and President
March 15, 2010
Santa Paula, California

1141-A Cummings Road
Santa Paula, California 93060
(805) 525-1245

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Calavo Growers, Inc. to be held on Wednesday, April 21, 2010, beginning at 1:00 p.m. local time, at 15765 W. Telegraph Road, Santa Paula, California, 93060 and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about March 15, 2010 in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials
Why am I receiving these materials?
The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” “our,” “us,” “the Company,” or “we”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of the shareholders, which will take place on April 21, 2010. As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares.
What is included in the proxy materials?
The proxy materials include:
•	Our proxy statement for the annual meeting of shareholders;

•	Our 2009 Annual Report, which includes key information from our 2009 Form 10-K;

•	A proxy card or a voting instruction card for the annual meeting.
What information is contained in this proxy statement?
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers for fiscal 2009, and other required information.
How may I obtain a copy of Calavo’s 2009 Annual Report to Shareholders, Form 10-K and/or other financial information?
A copy of our 2009 Annual Report to Shareholders, which includes key information from our 2009 Form 10-K, is enclosed. Shareholders may request another free hard copy of our 2009 Annual Report to Shareholders and/or a free copy of our entire Form 10-K, from:
Corporate Controller
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060
(805) 525-1245

Calavo also will furnish any exhibit to our 2009 Form 10-K, if specifically requested.
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on April 21, 2010
This proxy statement, the accompanying proxy, our 2009 Annual Report to Shareholders and our 2009 Form 10-K are also available on our website at http://www.calavo.com.
How may I request multiple sets of proxy materials if two or more shareholders reside in my household?
To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered. Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to Calavo Growers, Inc., 1141-A Cummings Road, Santa Paula, California 93060, Attention James Snyder, or by calling Mr. Snyder at (805) 525-1245.
How may I request a single set of proxy materials for my household?
If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address set forth in the preceding paragraph to request delivery of a single copy of these materials.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each Calavo proxy card and voting instruction card that you receive.
Voting Information
What items of business will be voted on at the annual meeting?
The items of business scheduled to be voted on at the annual meeting are:
•	The election of directors

•	The ratification of Calavo’s independent registered public accounting firm for the 2010 fiscal year
We also will consider any other business that properly comes before the annual meeting. See question below.
What happens if additional matters are presented at the annual meeting?
Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Lecil E. Cole and J. Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares FOR each of the nominees for election to the Board and FOR the ratification of our independent registered public accounting firm for the 2010 fiscal year.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.
Beneficial Owner
If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.
Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
What shares can I vote?
Each share of Calavo common stock issued and outstanding as of the close of business on March 5, 2010, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, Calavo had approximately 14.5 million shares of common stock issued and outstanding.
How can I vote my shares in person at the annual meeting?
Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the annual meeting?
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.
Shareholders of record of Calavo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Calavo shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.
What is the deadline for voting my shares?
If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting.
If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.
May I change my vote?
You may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at the address shown under the question below titled, “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?” prior to your shares being voted or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.
How are votes counted?
In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. You also may cumulate your votes as described in the question below titled, “Is cumulative voting permitted for the election of directors?”.
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2010 fiscal year. If you elect to abstain, the abstention will have the same effect as an “AGAINST” vote.
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board and FOR ratification of the appointment of our independent registered public accounting firm).
What is the voting requirement to approve each of the proposals?
In the election of directors, the 13 director candidates receiving the highest number of affirmative votes will be elected. Approval of the proposal to ratify the appointment of our independent registered public accounting firm for the 2010 fiscal year requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
The election of directors (Proposal No. 1), is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.
Is cumulative voting permitted for the election of directors?
In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 13 directors to be elected at the annual meeting, you may allocate 1,300 “FOR” votes (13 times 100) among as few or as many of the 13 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.
If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.
If you vote by proxy card or voting instruction card and sign your card with no further instructions, Lecil E. Cole and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.
Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on March 5, 2010, the record date for the annual meeting, is entitled to one vote.
Who will serve as inspector of elections?
The inspector of elections will be a representative from our transfer agent, Computershare.
Who will bear the cost of soliciting votes for the annual meeting?
We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Computershare, our transfer agent, to assist with the solicitation of proxies from the shareholders of record for a fee of approximately $10,000, plus expenses. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.
Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.
What if I have questions for Calavo’s transfer agent?
Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.
Computershare Trust Company, N.A.
250 Royall St
Canton, MA 02021
(800) 962-4284
Annual Meeting Information
What is the purpose of the annual meeting?
At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and ratification of our independent registered public accounting firm. In addition, management will report on our performance during fiscal year 2009 and respond to questions from shareholders.
Who can attend the meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 16, 2010.
How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.
Shareholder Proposals, Director Nominations and Related Bylaw Provisions
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 16, 2010. If the date of next year’s annual meeting is moved more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate address:
Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

If notice of a shareholder proposal submitted outside the process of Rule 14a-8 is not received by our Corporate Secretary by January 31, 2011, the persons named in our proxy for the next annual meeting of shareholders will have discretionary authority to vote on the proposal in accordance with their best judgment.
How may I recommend or nominate individuals to serve as directors?
You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.
In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. Our bylaws state that the shareholder must deliver notice of the nomination to our Corporate Secretary not less than 30 days, nor more than 120 days, prior to the date of the meeting. The notice must set forth the information that is specified in the bylaws, including information about both the director candidate and the shareholder who has proposed the candidate.
How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?
You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.
 How may I communicate with Calavo’s Board of Directors?
You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics is posted on our Internet site at http://www.calavo.com.
Shareholders may request free printed copies of our code of ethics and our Board committee charters from:
Calavo Growers, Inc.
Attention: Corporate Secretary
1141-A Cummings Road
Santa Paula, CA 93060
(805) 525-1245
Board Structure and Committee Composition
As of the date of this proxy statement, our Board has 13 directors. The Board has recommended the election of the 13 director nominees who are identified in this proxy statement.
The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating and Governance, and (4) Compensation. The membership during the last fiscal year through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2009, the Board held 12 meetings. Each director, attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged by the Board to attend annual meetings of Calavo shareholders and all of our directors attended the 2009 annual meeting of shareholders. The Board has determined that each current member of the Audit Committee, Nominating and Governance Committee and Compensation Committee is independent within the meaning of Nasdaq Rule 5605(a)(2), and that each current member of the Audit Committee is independent within the meaning of applicable regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Nominating
and
	Executive	Audit	Governance	Compensation
Director	Committee	Committee	Committee	Committee
Lecil E. Cole	* *
Michael D. Hause		* *	*
Fred J. Ferrazzano			*
Alva V. Snider			*	*
George H. Barnes		*	*
Harold S. Edwards	*
Egidio Carbone, Jr.		*		* *
Donald M. Sanders	*
Dorcas H. McFarlane	*
Scott Van Der Kar	*
J. Link Leavens	*
John M. Hunt		*	* *	*
Steven Hollister		*		*
Number of meetings in fiscal year 2009	0	4	1	3

*	Member.

**	Chair.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy.
Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements. The Audit Committee works closely with management as well as the independent registered public accounting firm.
The Board has determined that each of Michael Hause, Chair of the Audit Committee, and Audit Committee members George Barnes, John Hunt, Egidio Carbone and Steven Hollister are independent pursuant to applicable listing standards governing audit committee members. The Board also determined that Michael Hause is an audit committee financial expert as defined by SEC rules and applicable listing standards.
The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 30. The charter of the Audit Committee is on our website at http://www.calavo.com.
Nominating and Governance Committee. The Nominating and Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles and related policies for approval by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include: annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by shareholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards; conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members; and overseeing director orientation and continuing education. The Nominating and Governance Committee also reviews proposed changes to our Articles of Incorporation, Bylaws and Board committee charters; conducts ongoing reviews of potential related party transactions and conflicts of interest, including the review and approval of all “related person transactions” as defined under SEC rules; reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses; oversees the self-evaluation of the Board and its committees; oversees the annual evaluation of the CEO conducted by the lead independent director, in conjunction with the Compensation Committee, with input from all Board members; oversees the Compensation Committee’s evaluation of senior management; and reviews requests for indemnification under our Bylaws.
The charter of the Nominating and Governance Committee is on our website at http://www.calavo.com.
Compensation Committee. The Compensation Committee is responsible for the compensation of our executives and directors; reviews and approves the report required by the U.S. Securities and Exchange Commission for inclusion in the annual proxy statement; provides general oversight of our compensation structure; reviews and provides guidance on human resources programs; and retains and approves the terms of the retention of compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing senior management selection and overseeing succession planning; reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation; establishing compensation policies and practices for service on the Board and its committees and for the Chairman of the Board; developing guidelines for and monitoring director and executive stock ownership; and

annually evaluating its performance and its charter. The charter of the Compensation Committee is posted on our website at www.calavo.com.
Director Independence
Our Corporate Governance Guidelines and the Rules of the Nasdaq Stock Market provide that a majority of our thirteen-member Board must consist of independent directors. Pursuant to such guidelines, a director will not be considered independent in the following circumstances:
(1) The director is, or has been in the past three years, an employee of Calavo, or a family member of the director is, or has been in the past three years, an executive officer of Calavo.
(2) The director has received, or has a family member who has received, compensation from us in excess of $100,000 in any 12 month period in the past three years, other than compensation for board service, compensation received by the director’s family member for service as a non-executive employee, and benefits under a tax-qualified plan or other non-discretionary compensation.
(3) The director is, or has a family member who is, a current partner of our independent registered public accounting firm, or was a partner or employee of our independent registered public accounting firm, who worked on our audit at any time during any of the past three years.
(4) The director is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of our executive officers served on the compensation committee of that other entity.
(5) The director is, or a family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000.
For these purposes, a “family member” includes a director’s spouse, parents, children, and siblings, whether by blood, marriage, adoption, or anyone residing in the director’s home.
In determining independence, the Board reviews whether directors have any material relationship with us. The Board considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth above. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, if applicable. An independent director must not have any material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has determined that each of the following seven non-employee director nominees standing for election is independent within the meaning of Nasdaq Stock Market Marketplace Rule 5605(a)(2): Michael Hause, George Barnes, Fred Ferrazzano, John Hunt, Alva Snider, Egidio Carbone, Jr., and Steven Hollister.
Director Nominees
Shareholder nominees
The Nominating and Governance Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, CA 93060
In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers—Shareholder Proposals, Director Nominations and Related Bylaw Provisions—How may I recommend or nominate individuals to serve as Directors?”
Director Qualifications
The Nominating and Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.
Identifying and Evaluating Nominees for Director
The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

DIRECTOR COMPENSATION
Each of our non-employee directors is paid a $10,000 retainer annually, for services rendered January to December, and is reimbursed for reasonable expenses incurred in connection with performance of their duties as directors. Committee chairs/co-chairs also receive a $2,500 retainer, which was paid in January 2009 for services to be rendered through December 2009. Each non-employee director also receives cash compensation of $2,000 for attendance at each board meeting. In fiscal 2010, this cash compensation has been increased to $4,000 for attendance at each board meeting. Additionally, committee members receive $500 per committee meeting attended. Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board of Directors.
Director Compensation Table
The following table summarizes compensation that our directors (other than Lecil Cole, a named executive officer) earned during fiscal 2009 for services as members of our board of directors.

	Fees Earned or	Option		Total
Name	Paid in Cash ($)	Awards ($)(1)		($)
George Barnes	$34,500	$—		$34,500
Egidio Carbone(4)	$35,500	$6,361	(3)	$41,861
Harold Edwards(7)	$27,000	$4,128	(9)	$31,128
Fred Ferrazzano	$34,000	$—		$34,000
Michael Hause(5)	$37,000	$8,906	(3)	$45,906
Steven Hollister(8)	$32,000	$6,719	(2)	$38,719
John Hunt	$37,500	$—		$37,500
J. Link Leavens	$34,500	$—		$34,500
Dorcas McFarlane	$32,000	$—		$32,000
Donald Sanders(6)	$32,000	$21,629	(3)	$53,629
Alva Snider	$34,000	$—		$34,000
Scott Van Der Kar	$32,500	$—		$32,500

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123R with respect to fiscal 2009. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the directors with respect to these awards. The assumptions we used with respect to the valuation of option grants are set forth in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended October 31, 2009.

(2)	The grant date fair value of options granted during fiscal year 2009 for Mr. Hollister, computed in accordance with FAS 123R was $37,000.

(3)	The grant date fair value of options granted during fiscal year 2008 for each director, computed in accordance with FAS 123R, was as follows:
➢    Egidio Carbone, $32,000
➢    Michael Hause, $44,000
➢    Donald Sanders, $108,000

(4)	Mr. Carbone held 10,000 options to purchase common shares at October 31, 2009.

(5)	Mr. Hause held 14,000 options to purchase common shares at October 31, 2009.

(6)	Mr. Sanders held 34,000 options to purchase common shares at October 31, 2009.

(7)	Mr. Edwards held 10,000 options to purchase common shares at October 31, 2009.

(8)	Mr. Hollister held 10,000 options to purchase common shares at October 31, 2009.

(9)	Relates to a stock option grant that took place in December 2006. The fair market value per share at the grant date was estimated to be $2.06 per share. Mr. Edwards received 10,000 options at the grant date.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are thirteen nominees for election to our Board this year. All of the nominees have served as directors since the last annual meeting. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.
The 13 director candidates receiving the highest number of affirmative votes at the annual meeting will be elected.
If you sign your proxy or voting instruction card, but do not give instructions with respect to voting for directors, your shares will be voted for the thirteen persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.
You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the thirteen persons who will be voted upon at the annual meeting. See “Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?” for further information about how to cumulate your votes.
All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Cole and Mr. Leavens, will vote for a nominee or nominees designated by the Board.

Lecil E. Cole	Director since 1982
Mr. Cole, age 70, has served as our Chairman of the Board of Directors, Chief Executive Officer and President since February 1999. He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996. Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996. Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised.

George H. Barnes	Director since 2004
Mr. Barnes, age 77, has owned and operated avocado groves since 1988 and has served as a member of the California Avocado Commission for eight years. Mr. Barnes was a director of Calavo from 2000 through 2002.

Michael D. Hause	Director since 2003
Mr. Hause, age 56, has served as President and Chief Executive Officer of Santa Clara Valley Bank N.A since October 2001. Prior to October 2001, Mr. Hause served as Senior Vice President of Farm Credit — West (previously Central Coast Farm Credit) in the capacity of Director of Internal Audit for a period of 8 years. Mr. Hause is a former Certified Internal Auditor and a former member of the Institute of Internal Auditors.

Donald M. Sanders	Director since 2002
Mr. Sanders, age 62, has served as President and Owner of S&S Grove Management Services, Inc. since 1991. In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocado orchards.

Fred J. Ferrazzano	Director since 1985
Mr. Ferrazzano, age 76, has served as the President and Chief Executive Officer of Ferrazzano Farms, Inc. since 1973 and has owned and operated avocado groves since 1973. He is the President and Chief Executive Officer of Westbridge Estates, Inc., a residential homes developer, and has served in such capacity since 1989. He has served in excess of five years as Chairman, President, and Chief Executive Officer of the Conservative Order of Good Guys, a political action committee. Mr. Ferrazzano is a retired Commander in the United States Navy.

Alva V. Snider	Director since 1987
Mr. Snider, age 93, has owned and managed a seven-acre avocado and specialty crop grove since 1968 and is a former director of the California Avocado Commission. He is a retired manager of Shell Chemical Corp.

Scott Van Der Kar	Director since 1994
Mr. Van Der Kar, age 55, has served as a manager of his family’s farm, Pinehill Ranch, since 1978. The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959. He is a current member of the board of the California Chermoya Association, a current member of the Farm Credit West Local Advisory Committee, a current member of the Saticoy Lemon Association Board of Directors, a former member of the board of the Santa Barbara County Workforce Investment Board, and is a former director of the Santa Barbara County Farm Bureau.

J. Link Leavens	Director since 1987
Mr. Leavens, age 58, is the general manager of Leavens Ranches, a family partnership, that farms 1100 acres of lemons and avocados in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been Calavo members since 1956.

Dorcas H. McFarlane	Director since 1986
Ms. McFarlane, age 78, owns and operates the J.K. Thille Ranches, a 280-acre farm on which avocados, lemons and vegetables have been grown since 1972. Thille Ranches have been a Calavo member since 1928. She is a former member of the boards of Saticoy Lemon Association, UC Agricultural Issues Center Advisory Committee, Agricultural Council of California, and was a founding member of the University of California Hansen Trust Advisory Committee. She served as chairman of both the Hansen Trust Advisory Committee and the Agricultural Council Board.

John M. Hunt	Director since 1993
Mr. Hunt, age 53, has served as the General Manager of Embarcadero Ranch since 1982 where he manages a 400-acre avocado and citrus ranch.

Egidio Carbone, Jr.	Director since 2005
Mr. Carbone, age 69, served as Vice-President, Finance and Corporate Secretary for Calavo Growers, Inc. from 1980 to 2002.

Harold Edwards	Director since 2006
Mr. Edwards, age 44, has been the President and Chief Executive Officer of Limoneira Company, an agricultural, real estate and community development company, since November 2004. Prior to joining Limoneira Company, Mr. Edwards was the President of Puritan Medical Products, a division of Airgas Inc. from January 2003 to November 2004; Vice President and General Manager of Latin America and Global Expert of Fischer Scientific International, Inc. from September 2001 to December 2002; General Manager of Cargill Animal Nutrition Philippines operations, a division of Cargill, Inc., from May 2001 to September 2001; and Managing Director of Agribrands Philippines, Inc., a division of Agribrands International (Purina) from 1999 to 2001. Mr. Edwards is a graduate of American Graduate School of International Management and Lewis and Clark College.

Steven Hollister	Director since 2008
Mr. Hollister, age 52, has been Vice President of Sunrise Mortgage & Investment Company, a commercial mortgage broker, since 2006. Additionally, Mr. Hollister served as Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center from 2002 to 2006. In addition, Mr. Hollister was Senior Vice President of Central Coast Farm Credit for 17 years. Mr. Hollister was appointed as a director in August 2008.
Our Board recommends that you vote your shares FOR each of the nominees for election to the Board.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2010. During fiscal 2009, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax services. See “Principal Accountant Fees and Services” on page 29. Representatives of Ernst & Young LLP are expected to attend the annual meeting where they will be available to respond to appropriate questions and, if they desire, make a statement.
Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of February 1, 2010, concerning beneficial ownership by:
•	Holders of more than 5% of our common stock,

•	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table, and

•	Current directors and Calavo executive officers as a group.
The information provided in the table is based on Calavo’s records, information filed with the SEC and information provided to Calavo, except where otherwise noted.
The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of April 1, 2010 (60 days after February 1, 2010) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

	Shares of Common	Percent of Common
	Stock Beneficially	Stock Beneficially
	Owned as of	Owned as of
Name of Beneficial Owner (1)	February 1, 2010	February 1, 2010
Lecil E. Cole(2)	1,865,306	12.7%
Limoneira Company	665,000	4.5
Fred J. Ferrazzano(3)	54,186	*
Alva V. Snider(4)	97,000	*
Scott Van Der Kar(6)	151,376	1.0
J. Link Leavens(7)	446,852	3.0
Dorcas H. McFarlane	129,255	*
John M. Hunt	45,000	*
Michael D. Hause(8)	8,000	*
George H. Barnes(9)	400	*
Donald M. Sanders(5)	25,746	*
Egidio Carbone, Jr(10)(11)	7,300	*
Robert J. Wedin	1,000	*
Harold Edwards(12)	6,900	*
Steven Hollister(11)	4,000	*
Arthur J. Bruno	9,942	*
Michael A. Browne	—	*
Alan C. Ahmer	5,422	*
All directors and executive officers as a group (17 persons)	2,857,685	19.4

*	Less than 1.0%.

(1)	Each person’s address is the address of the Company, which is 1141-A Cummings Road, Santa Paula, CA, 93060.

(2)	Includes 200,000 shares that may be acquired upon the exercise of outstanding stock options.

(3)	Includes 52,410 shares held by Mr. Ferrazzano as trustee in an individual retirement account and 1,776 shares in an individual retirement account with respect to Mr. Ferrazzano’s wife as the trustee.

(4)	Includes 97,000 shares held by Mr. Snider as trustee in a family trust.

(5)	Includes 6,800 shares that may be acquired upon the exercise of outstanding stock options.

(6)	Includes 145,063 shares held by Mr. Van Der Kar as trustee in multiple family trusts.

(7)	Includes 308,809 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.

(8)	Includes 2,800 shares that may be acquired upon the exercise of outstanding stock options.

(9)	Includes 400 shares held in a family trust with respect to which Mr. Barnes is co-trustee with his wife.

(10)	Includes 5,300 shares held by Mr. Carbone as trustee in a family trust.

(11)	Includes 2,000 shares that may be acquired upon the exercise of outstanding stock options.

(12)	Includes 6,000 shares that may be acquired upon the exercise of outstanding stock options. Also, Mr. Edwards is the Chief Executive Officer of Limoneira Company. Mr. Edwards disclaims beneficial ownership of any shares of our common stock that are owned by Limoneira Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2009, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions: Steven Hollister (late on one Form 4 representing one transaction), J. Link Leavens (late on one Form 4 representing one transaction), Alan Ahmer (late on one Form 4 representing one transaction), Scott Van Der Kar (late on two Form 4s representing one transaction each), Donald Sanders (late on one Form 4 representing one transaction), and Dorcas H. McFarlane (late on one Form 4 representing one transaction). In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.
TRANSACTIONS WITH RELATED PERSONS
Related Person Transaction Policies and Procedures
Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.
The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Nominating and Governance Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Nominating and Governance Committee takes into account, among other factors it deems appropriate:
•	The extent of the related person’s interest in the transaction;

•	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	The benefits to Calavo;

•	The impact or potential impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services; and

•	The terms of the transaction.
The Nominating and Governance Committee has delegated authority to the chair of the Nominating and Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with each of the Board’s regularly scheduled meetings.
The Nominating and Governance Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:
1.	Director compensation;

2.	Transactions valued at less than $200,000 or 2% of the other company’s consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company’s shares;

3.	Transactions where all shareholders receive proportional benefits;

4.	Papaya sales related to papayas sourced from the entity owned by Lee Cole, our Chairman of our Board of Directors and CEO, as discussed below;

5.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

We sell papayas obtained from an entity previously owned by our Chairman of the Board of Directors, Chief Executive Officer and President. Sales of papayas amounted to approximately $5,887,000 for the year ended October 31, 2007, resulting in a gross margin of approximately $547,000. Net amounts due to this entity approximated $438,000 at October 31, 2007. On May 30, 2008, we acquired all of the outstanding shares of this entity. Sales of papayas through the acquisition date amounted to approximately $4,383,000, resulting in gross margins of approximately $323,000.
Seven of our thirteen directors are controlling shareholders, partners, and/or executive officers of entities that market avocados through us pursuant to customary marketing agreements. During the fiscal year ended October 31, 2009, we paid the following amounts to each of the following directors, including to any entity affiliated with the director, with respect to avocados marketed through us (note: only amounts in excess of $120,000 are disclosed):

Amounts paid to
director or affiliated
entity pursuant to
Director	marketing agreements
Lecil E. Cole	$528,557
Donald M. Sanders	436,095
Scott Van Der Kar	398,688
John M. Hunt	925,058
J. Link Leavens	2,248,112
Dorcas H. McFarlane	139,075
Harold Edwards(1)	2,456,392

(1)	As president of Limoneira Company
We did not have an accounts payable balance to these Board members as of October 31, 2009. Accounts payable to these Board members was $0.4 million as of October 31, 2008.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as an executive officer named below in the Summary Compensation Table during the last completed fiscal year.
Compensation Program Objectives and Philosophy
The compensation committee of our board of directors currently oversees the design and administration of our executive compensation program. Our compensation committee’s primary objectives in structuring and administering our executive officer compensation program are to:
•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

•	reinforce business strategies and objectives for enhanced shareholder value.
To achieve these goals, our compensation committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals, such as financial and operational performance, as measured by metrics such as net income. Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at other companies of similar size and stage of growth, while taking into account our relative performance and our own strategic goals.
The principal elements of our executive compensation program are base salary, annual cash bonus awards, and other benefits. While not routine, from time to time the compensation committee may issue long-term equity incentive in the form of stock options. Our other benefits consist of life, disability and health insurance benefits and a qualified 401(k) savings plan.
We view these components of compensation as related, but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.
Determination of Compensation Awards
Our compensation committee currently performs at least annually a strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. Our compensation committee’s most recent review occurred in February 2010.
Typically, our compensation committee meetings have included, for all or a portion of each meeting, the committee members and our chief executive officer. For compensation decisions relating to executive officers other than our chief executive officer, our compensation committee typically considers recommendations from our chief executive officer.
When determining compensation for our chief executive officer, our compensation committee considers such factors as competitive industry salaries, an assessment of his contributions made during the preceding year, and his industry expertise. Our Chief Executive Officer does not attend the portion of the compensation committee’s meetings regarding his compensation.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000, unless that compensation is based on the achievement of objective performance goals. We believe our 2005 Stock Incentive Plan is structured to qualify stock options and restricted stock awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.
Benchmarking of Compensation
The compensation committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. As a result, the compensation committee reviews third-party surveys and other information collected from public and private sources for executive officers at peer companies. The compensation committee also receives the recommendation of our chief executive officer on compensation for other executive officers. The compensation committee often engages third party consultants to advise the compensation committee on compensation matters. Studies often review the cash and equity compensation practices of multiple companies with annual revenues ranging from approximately $17 million to $4.4 billion. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.
Base Compensation
We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases are based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The base salary of our chief executive officer, Mr. Cole, is reviewed and recommended by our compensation committee, whose members are all of our independent directors.
In February 2009, the compensation committee increased all of our executive officers’ annual base salaries by 4%. Mr. Cole’s annual base salary increased to approximately $485,000, Mr. Bruno’s increased to approximately $269,000, and Messrs. Ahmer, Browne, and Wedin increased to approximately $216,000. In awarding these increases, the committee primarily considered the base salaries paid by our peer companies to similarly situated executives. The compensation committee believes that this increase in these base annual salaries was necessary to continue to retain these services in a competitive market. For 2009, the base salaries accounted for approximately 37% of total compensation for our chief executive officer and approximately 40% on average for our other named executive officers.
In February 2010, the compensation committee increased all of our executive officers’ annual base salaries by 3%. Mr. Cole’s annual base salary increased to approximately $500,000, Mr. Bruno’s increased to approximately $277,000, and Messrs. Ahmer, Browne, and Wedin increased to approximately $222,000. In awarding these increases, the committee primarily considered the base salaries paid by our peer companies to similarly situated executives. The compensation committee believes that this increase in these base annual salaries was necessary to continue to retain these services in a competitive market.
Annual Cash Bonus Awards
Each fiscal year, our compensation committee evaluates our cash bonus compensation practices in light of the objectives of our compensation program. Based on this evaluation, our compensation committee determined that it was appropriate for our executive officers to be eligible for cash compensation pursuant to an annual cash bonus plan. Under the terms of the bonus plan, the compensation committee established performance objectives and calculable annual target bonus amounts for each executive officer. In determining the appropriate level of target bonus for each officer, the compensation committee considered information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies.

The performance objectives are updated and approved each fiscal year. For each performance objective, there is a formula that establishes a specific cash payout for each executive officer based on a percentage of net income. For fiscal year 2009 the formulas for each executive officer were as follows:

	Net income:	Net income:	Net income:	Net income:	Net income:	Net income:	Net income:
	$7M-$8M,	$8M-$9M,	$9M-$10M,	$10M-$11M,	$11M-$12M,	$12M-$13M,	$13M-$14M,
	bonus	bonus	bonus	bonus	bonus	bonus	bonus
Executive	percent of	percent of	percent of net	percent of net	percent of net	percent of net	percent of net
Officer	net income:	net income:	income:	income:	income:	income:	income:
Lecil Cole	3.5%	3.75%	4.0%	4.25%	4.5%	4.75%	5.0%
Arthur Bruno	1.25%	1.50%	1.75%	2.0%	2.25%	2.5%	2.75%
Alan Ahmer	0.5%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%
Michael Browne	0.5%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%
Robert Wedin	0.5%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%
The executive officers shown above will not receive a bonus pursuant to this plan until net income equals or exceeds $7.0 million. Note that the bonus percentages of net income shown above continue to increase 0.25% indefinitely for each $1 million increase of net income.
We believe that the minimum performance objective is moderately difficult to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, will be required for our executive officers to earn their minimum respective cash bonuses.
During the first quarter of fiscal 2009, related to fiscal 2008 performance, the compensation committee approved cash bonuses under our bonus plan as follows: Mr. Cole, approximately $271,000, Mr. Bruno, approximately $97,000, Mr. Ahmer, Mr. Browne and Mr. Wedin, approximately $39,000. These cash bonuses represented approximately 28% of Mr. Cole’s 2008 annual salary and approximately 17% on average for our other named executive officers.
During the first quarter of fiscal 2010, related to fiscal 2009 performance, the compensation committee approved cash bonuses under our bonus plan as follows: Mr. Cole, approximately $681,000, Mr. Bruno, approximately $374,000, Mr. Ahmer, Mr. Browne and Mr. Wedin, approximately $272,000. These cash bonuses represented approximately 53% of Mr. Cole’s 2009 annual salary and approximately 53% on average for our other named executive officers.
In August 2006, we entered into a Cash Bonus Award Agreement with Mr. Cole. Pursuant to such agreement, we agreed to pay five annual cash bonus payments to Mr. Cole, with each payment being equal to 738 multiplied by the trading volume weighted average last reported sales price of Limoneira Company’s (a Delaware corporation) common stock for the immediate preceding 30 business days from each anniversary. During fiscal 2009, the total bonus paid was approximately $98,000. During fiscal 2008, the total bonus paid was approximately $189,000. Mr. Cole is entitled to receive subsequent annual bonus payments only if he is serving as Calavo’s Chief Executive Officer at the time of each payment. The 2009 bonus payment, which was contemplated as a result of Mr. Cole’s valuable contributions to the Company, represented approximately 8% of Mr. Cole’s fiscal 2009 salary. This Cash Bonus Award Agreement ends in August 2010.

Equity Compensation
We believe that equity ownership by our executive officers provides important incentives to build shareholder value and align the interests of executive officers with those of our shareholders. The compensation committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.
We have not granted any equity awards to our named executive officers since fiscal 2005, whereby our named executive officers were granted equity awards. In light of the appreciation in value, we believe that the 2005 grant, in conjunction with the increase in base pay discussed above, has sufficiently incentivized our executives and thus the objectives of our executive compensation program have been met without granting additional equity awards to our named executive officers.
We grant equity compensation to our executive officers and other employees under our 2005 Stock Incentive Plan, which we refer to as the 2005 Plan. Outstanding stock options have either a 5-year contractual term from the grant date or a 5-year contractual term from the vesting date. Beginning November 2005, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123R.
For fiscal 2009, no equity incentives were awarded to our named executive officers. For fiscal 2010, our compensation committee has not determined what, if any, equity incentives it will award to our named executive officers.
Executive Benefits and Perquisites
We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. After three months of service, we contribute 100% of the participants’ contributions to their 401(k) plan, at a cap of 6%. General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all full-time U.S. employees. In addition, we provide a car allowance, company car, or both, for our named executive officers. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Egidio Carbone, Chair
John Hunt
Alva Snider
Steven Hollister

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Operating and Financial Officer, and our three other most highly compensated executive officers during 2009.
SUMMARY COMPENSATION TABLE

			Non-Equity	All
Name and			Incentive Plan	Other
Principal		Salary	Compensation	Compensation		Total
Position	Year	($)	($)(1)	($)		($)
Lecil Cole	2009	$480,433	$778,841	$37,201	(2)	$1,296,475
Chief Executive Officer,	2008	451,230	459,345	39,853		950,428
President	2007	395,200	646,455	41,573		1,083,228
Arthur Bruno	2009	266,486	374,349	40,578	(3)	681,413
Chief Operating	2008	250,287	96,636	41,233		388,156
Officer, Chief Financial Officer	2007	219,209	91,595	36,518		347,322
Alan Ahmer	2009	213,497	272,254	36,422	(4)	522,173
Vice President, Processed	2008	200,519	38,654	38,811		277,984
Product Sales and Production	2007	174,938	36,638	37,823		249,399
Michael Browne	2009	213,497	272,254	45,353	(5)	531,104
Vice President, Fresh	2008	200,519	38,654	43,741		282,914
Operations	2007	175,621	36,638	42,897		255,156
Robert Wedin	2009	213,497	272,254	35,106	(6)	520,857
Vice President, Sales and	2008	200,519	38,654	36,973		276,146
Fresh Marketing	2007	175,621	36,638	36,368		248,627

(1)	Reflects amounts that were earned under the cash bonus plan for officers discussed above in the Compensation Discussion and Analysis and, for Mr. Cole, also includes $98,000 earned in 2009 under the Cash Bonus Award Agreement discussed above and $189,000 earned in 2008 under the Cash Bonus Award Agreement.

(2)	Consists of (i) $14,890 we paid on behalf of Mr. Cole related to health insurance, (ii) $11,196 we paid to Mr. Cole related to a car allowance, and (iii) $11,115 of contributions made by us to our 401(k) plan on behalf of Mr. Cole.

(3)	Consists of (i) $14,890 we paid on behalf of Mr. Bruno related to health insurance, (ii) $11,196 we paid to Mr. Bruno related to a car allowance, and (iii) $14,492 of contributions made by us to our 401(k) plan on behalf of Mr. Bruno.

(4)	Consists of (i) $14,708 we paid on behalf of Mr. Ahmer related to health insurance, (ii) $11,000, which represents the estimated personal usage of a company-leased car (based upon the lease payments we made), and (iii) $10,714 of contributions made by us to our 401(k) plan on behalf of Mr. Ahmer.

(5)	Consists of (i) $20,270 we paid on behalf of Mr. Browne related to health insurance, (ii) $11,196 we paid to Mr. Browne related to a car allowance, and (iii) $13,887 of contributions made by us to our 401(k) plan on behalf of Mr. Browne.

(6)	Consists of (i) $10,236 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, and (iii) $13,674 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

		Estimated Future Payouts
		Under Non-Equity
		Incentive Plan Awards(1)
	Grant	Threshold		Target	Maximum
Name	Date	($)		($)	($)
Lecil Cole Chief Executive Officer, President	December 10, 2009	$680,635	(2)	$—	$—
Arthur Bruno Chief Operating Officer, Chief Financial Officer	December 10, 2009	374,349	(2)	—	—
Alan Ahmer Vice President, Processed Product Sales and	December 10, 2009	272,254	(2)	—	—
Production
Michael Browne Vice President, Fresh Operations	December 10, 2009	272,254	(2)	—	—
Robert Wedin Vice President, Sales and Fresh Marketing	December 10, 2009	272,254	(2)	—	—

(1)	Our current cash bonus plan for officers discussed above under Compensation Discussion and Analysis has minimum thresholds, by officer, but no target or maximum payout amounts. For each performance objective, there is a formula that establishes a specific cash payout for each executive officer based on a percentage of net income (see previous discussion). Amounts shown above in the table reflect amounts that were earned by each officer with respect to the 2009 fiscal year.

(2)	See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table summarizes the number of securities underlying outstanding option awards pursuant to our 2005 Stock Incentive Plan for each named executive officer as of October 31, 2009. There were no outstanding, un-exercisable options as of October 31, 2009.

Option Awards
Number
Of
Securities
Underlying
	Unexercised	Option
	Options	Exercise	Option
	(#)	Price	Expiration
Name	Exercisable	($)	Date
Lecil Cole Chief Executive Officer, President	200,000	$9.10	August 2010
Arthur Bruno Chief Operating Officer, Chief Financial Officer	—	—	—
Alan Ahmer Vice President, Processed Product Sales and Production	—	—	—
Michael Browne Vice President, Fresh Operations	—	—	—
Robert Wedin Vice President, Sales and Fresh Marketing	—	—	—

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
The following table provides information regarding exercises of stock options by each of our named executive officers during the 2009 fiscal year.

	Option Awards
	Number of Shares Acquired on	Value Realized on Exercise
Name	Exercise	($)(1)
Lecil Cole Chief Executive Officer, President	—	—
Arthur Bruno Chief Operating Officer, Chief Financial Officer	50,000	471,616
Alan Ahmer Vice President, Processed Product Sales and Production	10,000	101,100
Michael Browne Vice President, Fresh Operations	—	—
Robert Wedin Vice President, Sales and Fresh Marketing	10,000	79,000

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
In fiscal 2009, the members of our Compensation Committee were Egidio Carbone, John Hunt, Alva Snider, and Steven Hollister, who were all non-employee directors. None of such committee members (i) was, during fiscal 2009, an officer or employee of us or any of our subsidiaries, (ii) with the exception of Mr. Carbone, is formerly an officer of us or any of our subsidiaries, or (iii) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding our compensation plans (including individual compensation arrangements) under which shares of our common stock were authorized for issuance as of October 31, 2009:

Weighted-average
		Exercise Price of	Number of Securities Remaining
	Number of Securities to be	Outstanding	Available for Future Issuance Under
	Issued Upon Exercise of	Options,	Equity Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities Reflected in
	Warrants and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	284,000	$10.23	3,985,750

(1)	The plans in this category include the 2005 Stock Incentive Plan of Calavo Growers, Inc. and our 2001 Stock Purchase Plan for Officers and Employees. We do not have any equity compensation plans that have not been approved by our shareholders.
2005 STOCK INCENTIVE PLAN OF CALAVO GROWERS, INC.
The purpose of the 2005 Stock Incentive Plan of Calavo Growers, Inc. 2005 Plan (the “2005 Plan”) is to (i) encourage employees, officers, directors, consultants, and advisors to improve operations and increase the profitability of Calavo, (ii) encourage selected employees, officers, directors, consultants and advisors to accept or continue employment or association with Calavo or its affiliates and (iii) increase the interest of selected employees, officers, directors, consultants, and advisors in Calavo’s welfare through participation in the growth in value of our common stock.
The 2005 Plan authorizes the granting of the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo Growers, Inc. or any of its affiliates:
•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;
•	“Non-qualified stock options” that are not intended to be incentive stock options; and
•	Shares of common stock that are subject to specified restrictions.
Subject to the adjustment provisions of the 2005 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 2,500,000 shares of common stock may be issued under the 2005 Plan and no person shall be granted awards under the 2005 Plan during any 12-month period that cover more then 500,000 shares of common stock.
In August 2005, our Board of Directors approved the issuance of options to acquire a total of 400,000 shares of our common stock to various employees of the Company. The options vest if the closing price of our common stock is at least $11.00 per share at any time throughout the life of the option. At no time, however, may any options vest within one year from the date of grant. Additionally, such options have an exercise price of $9.10 per share and a term of 5 years from the grant date. The market price of our common stock at the grant date was $9.10. In April 2006, the price of our common stock reached $11/per share. Therefore, all 400,000 options related to our stock option grant that took place in August 2005 vested in August 2006 (for those persons still employed).
Additionally, in December 2006, our Board of Directors approved the issuance of options to acquire a total of 20,000 shares of our common stock to two members of our Board of Directors. Each grant to acquire 10,000 shares vests in increments of 2,000 per annum over a five-year period and has an exercise price of $10.46 per share. Vested options have a term of five years from the vesting date. The market price of our common stock at the grant date was $10.46. The estimated fair market value of such option grant was approximately $40,000. During the year ended October 31, 2007, 20,000 options had been granted (as discussed above) and 78,000 had been exercised.
In May 2008, our Board of Directors approved the issuance of options to acquire a total of 58,000 shares of our common stock to three members of our Board of Directors. Each grant vests in equal increments over a five-year period and has an exercise price of $14.58 per share. Vested options have a term of five years from the vesting date. The market price of our common stock at the grant date was $14.58. The estimated fair market value of such option grants were approximately $184,000. During the year ended October 31, 2008, 58,000 options had been granted (as discussed above), 8,000 options were forfeited and 23,000 had been exercised.
In December 2008, our Board of Directors approved the issuance of options to acquire a total of 10,000 shares of our common stock to one member of our Board of Directors. Such grant vests in equal increments over a five-year period and has an exercise price of $8.05 per share. Vested options have a term of five years from the vesting date. The market price of our common stock at the grant date was $8.05. The estimated fair market value of such option grant was approximately $37,000. During the year ended October 31, 2009, 10,000 options had been granted (as discussed above), and 86,000 had been exercised.
The 2005 Plan is administered by our Compensation Committee, although the Board of Directors has the authority under the 2005 Plan to elect to administer all or selected portions of the 2005 Plan. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2005 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2005 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan or of any award under the 2005 Plan.
Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option. The 2005 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.
Unless otherwise determined by the Compensation Committee, options granted under the 2005 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.
The Board of Directors may, at any time, amend, discontinue or terminate the 2005 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2005 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or Nasdaq market on which our stock is traded. Unless terminated earlier by the Board of Directors, the 2005 Plan will terminate automatically in February 2014, which is ten years after the adoption of the plan by the Board of Directors.
Pursuant to Section 162(m) of the Internal Revenue Code, Calavo may not deduct compensation in excess of $1,000,000 paid to each of its chief executive officer and the four next most highly compensated executive officers unless certain exceptions are satisfied. Calavo intends to satisfy the exceptions from the limitation of Section 162(m) as to options and restricted stock under the 2005 Plan.

2001 STOCK PURCHASE PLAN FOR OFFICERS AND EMPLOYEES
     Our 2001 Stock Purchase Plan for Officers and Employees provides for the grant to our officers and employees of awards that entitle them to purchase shares of our common stock. Up to 2,100,000 shares of our common stock may be issued under the plan. That amount is subject to the plan’s anti-dilution adjustment provisions in the event of a stock split, reverse stock split, stock dividend, recapitalization, or similar transaction. As of January 31, 2010, we had issued approximately 279,390 shares under the plan upon the exercise of awards at a price of $7.00 per share. There were no outstanding but unexercised awards as of that date.
     The plan is administered by our Board of Directors, although the board has discretion to appoint a committee to administer the plan. The plan administrator is responsible for selecting the officers and employees who will receive awards. Subject to the requirements imposed by the plan, the administrator is also responsible for determining the terms and conditions of each award, including the number of shares subject to the award and the purchase price of the shares that are subject to the award. The purchase price, however, may not be less than the fair market value of the common stock on the date of the award.
     Awards granted under the plan are not transferable except by will or the laws of descent and distribution. Except as otherwise determined by the plan administrator, an unexercised award will terminate upon the termination of an officer’s or employee’s employment.
     The Board of Directors may at any time amend, suspend, or terminate the plan. With specified exceptions, no amendment, suspension, or termination of the plan may adversely affect outstanding awards. No amendment, suspension, or termination of the plan requires shareholder approval unless such approval is required under applicable law or under the rules of the NASDAQ market system. Unless terminated earlier by the Board of Directors, the plan will terminate automatically in December 2011.

PRINCIPAL AUDITOR FEES AND SERVICES
     The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending October 31, 2010. Representatives of EY are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees Incurred by Calavo Growers, Inc. for Ernst & Young LLP
The following table shows the fees paid or accrued by us for audit and other services provided by EY for fiscal 2009 and 2008 (in thousands).

	2009	2008
Audit Fees (1)	$992	$1,146
Audit-Related Fees	—	—
All Other Fees	—	—
Tax Fees (2)	276	282

Total	$1,268	$1,428

All services rendered by Ernst & Young LLP were pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services to be performed for us by Ernst & Young LLP. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Pursuant to this policy, the Board delegated such authority to the Chairman of the Audit Committee. All pre-approval decisions must be reported to the Audit Committee at its next meeting. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of management’s assessment of internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal year 2009, tax fees principally included tax compliance fees of approximately $142,000, and tax advice fees totaling approximately $134,000. For fiscal year 2008, tax fees principally included tax compliance fees of approximately $126,000, and tax advice fees totaling approximately $156,000.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.
Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited financial statements with our management.
2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent registered public accounting firm its independence.
4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, for filing with the Securities and Exchange Commission.
The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.
Audit Committee
Michael D. Hause, Chairman
George H. Barnes
John M. Hunt
Egidio Carbone
Steven Hollister

ADDITIONAL INFORMATION
SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2009, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN OR ORAL REQUEST TO CALAVO GROWERS, INC., 1141-A CUMMINGS ROAD, SANTA PAULA, CALIFORNIA 93060, TELEPHONE (805) 525-1245, ATTENTION ARTHUR J. BRUNO. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

     2/27/09
CALAVO GROWERS, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lecil E. Cole and J. Link Leavens, and each of them, as the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held at 15765 W. Telegraph Road, Santa Paula, California, 93060 on Wednesday, April 21, 2010 at 1:00 p.m., and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. IF NO DIRECTION IS MADE, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.
PLEASE SIGN AND DATE ON THE REVERSE SIDE

     2/27/09

1. ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except to withhold authority to vote for any individual nominee or nominees, strike a line through the name(s) of the nominee(s) below.	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	* CUMULATIVE VOTING ELECTION
* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times thirteen. For example, if you own 100 shares, you are entitled to cast 1,300 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Lecil E. Cole		Votes FOR

George H. Barnes		Votes FOR

Michael D. Hause		Votes FOR

Donald M. Sanders		Votes FOR

Fred J. Ferrazzano		Votes FOR

Alva V. Snider		Votes FOR

Scott Van Der Kar		Votes FOR

J. Link Leavens		Votes FOR

Dorcas H. McFarlane		Votes FOR

John M. Hunt		Votes FOR

Egidio Carbone, Jr.		Votes FOR

Harold Edwards		Votes FOR

Steven Hollister		Votes FOR

Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP as independent registered public accounting firm of Calavo Growers, Inc. for the year ending October 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. The Board of Directors, at present, knows of no other business to be presented by or on behalf of Calavo Growers, Inc. or the Board of Directors at the meeting.

I (WE) WILL          ☐     WILL NOT           ☐      ATTEND THE MEETING IN PERSON.

ADDRESS LABEL
THIS SPACE MUST BE LEFT BLANK
The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

Dated:		,2010

Signature

Signature
Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.